EXHIBIT 99.1

ADTRAN, Inc. Reports Earnings for the First Quarter of 2020 and Declares Quarterly Cash Dividend

May 6, 2020

HUNTSVILLE, Ala. — (BUSINESS WIRE) — May 6, 2020 -- ADTRAN, Inc. (NASDAQ:ADTN) (“ADTRAN” or the “Company”) today announced financial results for the first quarter of 2020. For the quarter, revenue was $114.5 million compared to $143.8 million for the first quarter of 2019. Earnings for the first quarter of 2020 were a net loss of $10.0 million compared to net income of $0.8 million for the first quarter of 2019. Earnings per share was a loss of $0.21 per share compared to earnings of $0.02 per share, assuming dilution, for the first quarter of 2019. Non-GAAP earnings were a net loss of $2.2 million compared to a non-GAAP net income of $4.9 million for the first quarter of 2019. Non-GAAP earnings per share was a loss of $0.05 per share compared to a non-GAAP earnings of $0.10 per share, assuming dilution, for the first quarter of 2019. Non-GAAP net income (loss) and non-GAAP earnings (loss) per share exclude stock-based compensation expense, acquisition related expenses, amortizations and adjustments, restructuring expenses, amortization of pension actuarial losses, valuation allowance related to our deferred tax assets, asset impairments and deferred compensation related adjustments. The reconciliations between GAAP net income (loss) and earnings (loss) per share to non-GAAP net income (loss) and non-GAAP earnings (loss) per share are set forth in the table provided below.

ADTRAN Chairman and Chief Executive Officer Tom Stanton stated, “While COVID-19 has certainly impacted the way we work and live, it has also underscored the value and integral role the telecommunications industry plays in keeping everyone connected. For ADTRAN, the first quarter came in largely as anticipated. We experienced solid demand, and even in a challenging supply chain environment we had solid growth in our domestic regional and emerging service provider market segments. In addition, several Tier 1 operators have recently selected ADTRAN as their software-defined access platform and solution integration partner for their next generation fiber networks.”

The Company also announced that its Board of Directors declared a cash dividend for the first quarter of 2020. The quarterly cash dividend is $0.09 per common share, to be paid to the Company’s stockholders of record as of the close of business on May 21, 2020. The payment date will be June 4, 2020.

The Company confirmed that it will hold a conference call to discuss its first quarter results on Thursday, May 7, 2020, at 9:30 a.m. Central Time. ADTRAN will webcast this conference call. To listen, visit the Investor Relations site at www.investors.adtran.com approximately ten minutes prior to the start of the call and click on the conference call link provided.

An online replay of the Company’s conference call, as well as the text of the Company's conference call, will be available on the Investor Relations site approximately 24 hours following the call and will remain available for at least 12 months. For more information, visit www.investors.adtran.com or email at investor.relations@adtran.com.

At ADTRAN, we believe amazing things happen when people connect. From the cloud edge to the subscriber edge, we help communications service providers around the world manage and scale services that connect people, places and things to advance human progress. Whether rural or urban, domestic or international, telco or cable, enterprise or residential—ADTRAN solutions optimize existing technology infrastructures and create new, multi-gigabit platforms that leverage cloud economics, data analytics, machine learning and open ecosystems—the future of global networking. Find more at ADTRAN.com, LinkedIn and Twitter.

This press release contains forward-looking statements, generally identified by the use of words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “could” and similar expressions, which forward-looking statements reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the continued spread and extent of the impact of the COVID-19 global pandemic, including the speed, depth, geographic reach and duration of the spread, which could lead to a decrease in demand for the Company’s products and services, and which has disrupted, and could lead to further disruptions in, the Company’s supply chain, adversely impacting the operations and financial condition of our customers and the Company; actions to be taken by the Company in response to the pandemic; the legal, regulatory and administrative developments that occur at the federal, state and local levels and in foreign jurisdictions in response to the pandemic; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of the Company’s or its partners’ information systems; declines in revenues due to declining customer demand and deteriorating macroeconomic conditions; potential increased expenses related to labor or other expenditures; the impact of the COVID-19 pandemic on our liquidity, as well as risks associated with disruptions in the financial markets and the business of financial institutions as a result of the COVID-19 pandemic which could impact us from a financial perspective, and the exacerbation of other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2019. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

To provide additional transparency, we have disclosed in the table below non-GAAP operating income (loss), which has been reconciled to operating loss, and non-GAAP net income (loss) and non-GAAP earnings (loss) per share - basic and diluted, which have been reconciled to net income (loss) and earnings (loss) per share - basic and diluted, in each case as reported based on Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). These non-GAAP financial measures exclude certain items which management believes are not reflective of the ongoing operating performance of the business. We believe this information is useful in providing period-to-period comparisons of the results of our ongoing operations. Additionally, these measures are used by management in our ongoing planning and annual budgeting processes. The presentation of non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP income (loss) per share - basic and diluted, when combined with the U.S. GAAP presentation of operating loss, net income (loss) and net income (loss) per share - basic and diluted, is beneficial to the overall understanding of ongoing operating performance of the Company.

These non-GAAP financial measures are not prepared in accordance with, or an alternative for, U.S. GAAP and therefore should not be considered in isolation or as a substitution for analysis of our results as reported under U.S. GAAP. Additionally, our calculation of non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP earnings (loss) per share - basic and diluted may not be comparable to similar measures calculated by other companies.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$71,285	$73,773
Short-term investments	5,984	33,243
Accounts receivable, net	86,465	90,531
Other receivables	23,121	16,566
Inventory, net	99,515	98,305
Prepaid expenses and other current assets	7,419	7,892
Total Current Assets	293,789	320,310

Property, plant and equipment, net	66,500	68,086
Deferred tax assets, net	7,447	7,561
Goodwill	6,968	6,968
Intangibles, net	26,472	27,821
Other assets	17,958	19,883
Long-term investments	79,136	94,489
Total Assets	$498,270	$545,118

Liabilities and Stockholders' Equity
Accounts payable	$47,685	$44,870
Bonds payable	—	24,600
Unearned revenue	12,465	11,963
Accrued expenses and other liabilities	12,748	13,876
Accrued wages and benefits	13,247	13,890
Income tax payable, net	3,273	3,512
Total Current Liabilities	89,418	112,711

Non-current unearned revenue	4,476	6,012
Pension liability	15,546	15,886
Deferred compensation liability	18,321	21,698
Other non-current liabilities	6,794	8,385
Total Liabilities	134,555	164,692

Stockholders' Equity	363,715	380,426

Total Liabilities and Stockholders' Equity	$498,270	$545,118

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Sales
Network Solutions	$97,372	$125,822
Services & Support	17,151	17,969
Total Sales	114,523	143,791
Cost of Sales
Network Solutions	51,626	70,734
Services & Support	11,297	12,445
Total Cost of Sales	62,923	83,179
Gross Profit	51,600	60,612
Selling, general and administrative expenses	26,620	35,132
Research and development expenses	29,859	31,647
Asset impairments	65	—
Operating Loss	(4,944)	(6,167)
Interest and dividend income	356	591
Interest expense	(1)	(127)
Net investment gain (loss)	(10,877)	5,926
Other income, net	1,129	855
Income (Loss) Before Income Taxes	(14,337)	1,078
Income tax (expense) benefit	4,368	(308)
Net Income (Loss)	$(9,969)	$770

Weighted average shares outstanding – basic	47,957	47,782
Weighted average shares outstanding – diluted	47,957	47,853	(1)

Earnings (loss) per common share – basic	$(0.21)	$0.02
Earnings (loss) per common share – diluted	$(0.21)	$0.02	(1)

(1) Assumes exercise of dilutive stock options calculated under the treasury stock method.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(9,969)	$770
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,365	4,496
Asset impairments	65	—
Amortization of net premium on available-for-sale investments	61	6
Net (gain) loss on long-term investments	10,877	(5,926)
Net (gain) loss on disposal of property, plant and equipment	52	(6)
Stock-based compensation expense	1,791	1,859
Deferred income taxes	(63)	235
Changes in operating assets and liabilities:
Accounts receivable, net	3,052	170
Other receivables	(6,707)	2,001
Inventory, net	(1,598)	5,974
Prepaid expenses and other assets	2,206	2,809
Accounts payable, net	2,712	166
Accrued expenses and other liabilities	(6,680)	(2,355)
Income taxes payable	(188)	(487)
Net cash provided by (used in) operating activities	(24)	9,712

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,406)	(1,872)
Proceeds from sales and maturities of available-for-sale investments	46,440	17,039
Purchases of available-for-sale investments	(16,879)	(15,318)
Acquisition of note receivable	(523)	—
Net cash provided by (used in) investing activities	27,632	(151)

Cash flows from financing activities:
Purchases of treasury stock	—	(184)
Dividend payments	(4,328)	(4,301)
Repayment of bonds payable	(24,600)	—
Net cash used in financing activities	(28,928)	(4,485)

Net increase (decrease) in cash and cash equivalents	(1,320)	5,076
Effect of exchange rate changes	(1,168)	(1,461)
Cash and cash equivalents, beginning of period	73,773	105,504

Cash and cash equivalents, end of period	$71,285	$109,119

Supplemental disclosure of non-cash investing activities:
Purchases of property, plant and equipment included in accounts payable	$302	$273

Supplemental Information

Reconciliation of Operating Loss to Non-GAAP Operating Income (Loss)

(Unaudited)

	Three Months ended March 31,
	2020		2019
Operating Loss	$(4,944)		$(6,167)
Acquisition related expenses, amortizations and adjustments	1,358	(1)	1,497	(6)
Stock-based compensation expense	1,791	(2)	1,859	(7)
Restructuring expenses	553	(3)	2,063	(8)
Deferred compensation adjustments	(3,460)	(4)	2,124	(4)
Asset impairments	65	(5)	—
Non-GAAP Operating Income (Loss)	$(4,637)		$1,376

(1) $0.3 million is included in total cost of sales, $0.6 million is included in selling, general and administrative expenses and $0.5 million is included in research and development expenses on the condensed consolidated statements of income (loss).

(2) $0.1 million is included in total cost of sales, $1.1 million is included in selling, general and administrative expenses and $0.6 million is included in research and development expenses on the condensed consolidated statements of income (loss).

(3) $0.1 million is included in selling, general and administrative expenses and $0.5 million is included in research and development expenses on the condensed consolidated statements of income (loss).

(4) Includes a non-cash change in fair value of equity investments held in deferred compensation plans offered to certain employees which is included in selling, general and administrative expenses on the condensed consolidated statements of income (loss).

(5) Includes abandonment of certain information technology projects.

(6) $0.5 million is included in total cost of sales, $0.5 million is included in selling, general and administrative expenses and $0.5 million is included in research and development expenses on the condensed consolidated statements of income (loss).

(7) $0.1 million is included in total cost of sales, $1.1 million is included in selling, general and administrative expenses and $0.7 million is included in research and development expenses on the condensed consolidated statements of income (loss).

(8) $0.6 million is included in total cost of sales, $0.8 million is included in selling, general and administrative expenses and $0.6 million is included in research and development expenses on the condensed consolidated statements of income (loss).

Supplemental Information

Reconciliation of Net Income (Loss) and Earnings (Loss) per Common Share – Basic and Diluted to Non-GAAP

Net Income (Loss) and Non-GAAP Earnings (Loss) per Common Share – Basic and Diluted

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Net Income (Loss)	$(9,969)	$770
Acquisition related expenses, amortizations and adjustments	1,358	1,497
Stock-based compensation expense	1,791	1,859
Restructuring expenses	553	2,063
Deferred compensation adjustments (1)	(1,787)	—
Asset impairments	65	—
Pension expense (2)	237	203
Valuation allowance	6,090	—
Tax effect of adjustments to net income (loss)	(578)	(1,524)
Non-GAAP Net Income (Loss)	$(2,240)	$4,868

Weighted average shares outstanding – basic	47,957	47,782
Weighted average shares outstanding – diluted	47,957	47,853

Earnings (loss) per common share - basic	$(0.21)	$0.02
Earnings (loss) per common share - diluted	$(0.21)	$0.02

Non-GAAP earnings (loss) per common share - basic	$(0.05)	$0.10
Non-GAAP earnings (loss) per common share - diluted	$(0.05)	$0.10

(1) Includes a non-cash change in fair value of equity investments held in deferred compensation plans offered to certain employees and a net investment gain of $1.5 million related to the out of period remeasurement to historical cost basis of certain long-term investments held in the Company's stock as part of one of these deferred compensation plans.

(2) Includes amortization of actuarial losses related to the Company's pension plan for employees in certain foreign countries.